                                                                     SCUDDER
                                                                   INVESTMENTS




                             Global/International

                             Class M

Prospectus

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                             August 24, 2001
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                             Scudder Latin America Fund





                             The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



As with all mutual funds, the Securities and Exchange Commission (SEC) does not approve or disapprove these shares or determine whether the information in this prospectus is truthful or complete. It is a criminal offense for anyone to inform you otherwise.

Contents
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How the Fund Works

     4  The Fund's Main Investment Strategy

     5  The Main Risks of Investing in the Fund

     6  The Fund's Performance History

     7  How Much Investors Pay

     8  Other Policies and Risks

     9  Who Manages and Oversees the Fund

    10  Financial Highlights


How to Invest in the Fund

    12  How to Buy, Sell and Exchange Class M Shares

    15  Policies You Should Know About

    19  Understanding Distributions and Taxes

How the Fund Works

This fund invests significantly in foreign securities. On the next few pages, you'll find information about the fund's investment goal, the main strategies it uses to pursue that goal and the main risks that could affect its performance.

Remember that mutual funds are investments, not bank deposits. They're not insured or guaranteed by the FDIC or any other government agency, and you could lose money by investing in them.

This prospectus offers Class M shares for the fund. Class M shares have been created especially for former shareholders of The Argentina Fund, Inc. Class M shares are not available to new investors.

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  Scudder Latin America Fund
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The Fund's Main Investment Strategy

The fund seeks long-term capital appreciation by investing at least 65% of its total assets in Latin American common stocks and other equities (equities that are traded mainly on Latin American markets, issued or guaranteed by a Latin American government or issued by a company organized under the laws of a Latin American country or any company with more than half of its business in Latin America). Although the fund may invest in any Latin American country, it expects to invest primarily in common stocks of established companies in Argentina, Brazil, Chile, Colombia, Mexico, Panama and Peru.

In choosing stocks, the portfolio managers use a combination of three analytical disciplines:

Bottom up research. The managers look for companies that have relatively low debt and high cash flows and that reinvest significantly in their core businesses. The managers also consider a company's competitive strength, as measured by such factors as market share, return on capital and gross margins.

Growth orientation. The managers generally look for companies that have above-average potential for sustainable earnings growth and whose market value appears reasonable in light of their business prospects.

Analysis of regional themes. The managers look for significant social, economic, industrial and demographic changes, seeking to identify stocks that may benefit from them.

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OTHER INVESTMENTS While most of the fund's equities are common stocks, some may be other types of equities, such as convertible stocks or preferred stocks. The fund may invest up to 35% of its total assets in debt securities, 10% of which may include junk bonds, which are those below the fourth credit grade (i.e., grade BB/Ba and below). Compared to investment-grade bonds, junk bonds may pay higher yields and have higher volatility and higher risk of default.

Although the fund is permitted to use various types of derivatives (contracts whose value is based on, for example, indices, currencies or securities), the managers don't intend to use them as principal investments and may not use them at all.

The managers may favor different securities at different times, while still maintaining variety in terms of the companies and industries represented. The fund will normally sell a stock when the managers believe its price is unlikely to go much higher, its fundamentals have deteriorated, other investments offer better opportunities or when adjusting its emphasis on a given country.

The Main Risks of Investing in the Fund

There are several risk factors that could hurt the fund's performance, cause you to lose money or make the fund perform less well than other investments.

As with most stock funds, the most important factor with this fund is how stock markets perform -- in this case, Latin American markets. When Latin American stock prices fall, you should expect the value of your investment to fall as well. Stocks of emerging markets, a category that includes Latin America, tend to be more volatile than their U.S. counterparts, for reasons ranging from political and economic uncertainties to a higher risk that essential information may be incomplete or wrong. Because a stock represents ownership in its issuer, stock prices can be hurt by poor management, shrinking product demand and other business risks. These may affect single companies as well as groups of companies. The fact that the fund concentrates on a single geographical region could affect fund performance. For example, Latin American companies could be hurt by such factors as regional economic downturns, currency devaluations, runaway inflation, governmental instability or fluctuations in commodity prices.

A second major factor is currency exchange rates. When the dollar value of a foreign currency falls, so does the value of any investments the fund owns that are denominated in that currency. This is separate from market risk, and may add to market losses or reduce market gains.

Other factors that could affect performance include:

- the managers could be wrong in their analysis of industries, companies, economic trends, geographical areas or other matters

-    derivatives could produce disproportionate losses

- a bond could fall in credit quality or go into default; this risk is greater with junk and foreign bonds

- at times, market conditions might make it hard to value some investments or to get an attractive price for them


THE FOLLOWING SIDEBAR TEXT APPEARS NEXT TO THE PRECEDING PARAGRAPHS.

This fund is designed for investors who can accept above-average risks to their investment and are interested in exposure to Latin American markets.

The Fund's Performance History

While a fund's past performance isn't necessarily a sign of how it will do in the future, it can be valuable for an investor to know.

Since Class M is a new class of shares and no performance data is available, the fund's Class S performance is provided below. The bar chart shows how the returns for the fund's Class S shares have varied from year to year, which may give some idea of risk. The table shows average annual total returns of the fund's Class S shares and a broad-based market index (which, unlike the fund, does not have any fees or expenses). The performance of both the fund and the index varies over time. All figures on this page assume reinvestment of dividends and distributions.

Scudder Latin America Fund

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Annual Total Returns (%) as of 12/31 each year                     Class S
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                              [BAR CHART OMITTED]

BAR CHART DATA:

                        1993                74.32
                        1994                -9.41
                        1995                -9.80
                        1996                28.32
                        1997                31.30
                        1998               -29.70
                        1999                47.16
                        2000               -15.64


Best Quarter: 34.08%, Q4 1999         Worst Quarter: -23.20%, Q1 1995

Average Annual Total Returns (%) as of 12/31/2000

                           1 Year           5 Years          Since Inception*
--------------------------------------------------------------------------------
Fund -- Class S**          -15.64            8.02                 10.16
--------------------------------------------------------------------------------
Index                      -14.68            6.16                  6.33
--------------------------------------------------------------------------------

Index: The IFC Latin America Investable Total Return Index, an unmanaged, capitalization-weighted measure of stock performance in seven Latin American markets.

*   Since 12/8/1992. Index comparison begins 12/31/1992.

In the chart, total returns from 1993 through 1995 would have been lower if operating expenses hadn't been reduced.

In the table, total returns from inception through 1995 would have been lower if operating expenses hadn't been reduced.

How Much Investors Pay

This fund's Class M shares have no sales charge or other shareholder fees other than a short-term redemption/exchange fee. The fund does have annual operating expenses, and as a shareholder of Class M shares, you pay them indirectly.

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Fee Table
--------------------------------------------------------------------------------

Shareholder Fees, paid directly from your investment
--------------------------------------------------------------------------------
Redemption/Exchange Fee, on shares owned less than a year (as
a % of amount redeemed, if applicable)                               2.00%
--------------------------------------------------------------------------------

Annual Operating Expenses, deducted from fund assets
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Management Fee                                                       1.22%
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Distribution (12b-1) Fee                                              None
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Other Expenses*                                                      0.65%
--------------------------------------------------------------------------------
Total Annual Operating Expenses                                      1.87%
--------------------------------------------------------------------------------

* Other Expenses are estimated and include a fixed rate administrative fee of 0.65%.

Based on the costs above, this example helps you compare this fund's expenses to those of other mutual funds. This example assumes the expenses above remain the same. It also assumes that you invested $10,000, earned 5% annual returns, reinvested all dividends and distributions and sold your shares at the end of each period. This is only an example; actual expenses will be different.

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Example                    1 Year        3 Years       5 Years        10 Years
--------------------------------------------------------------------------------
Class M shares              $190          $588          $1,011         $2,190
--------------------------------------------------------------------------------

Other Policies and Risks

While the fund sections on the previous pages describe the main points of the fund's strategy and risks, there are a few other issues to know about:

- Although major changes tend to be infrequent, the fund's Board could change the fund's investment goal without seeking shareholder approval.

- As a temporary defensive measure, the fund could shift up to 100% of its assets into investments such as money market securities. This could prevent losses, but would mean that the fund was not pursuing its goal.

For more information

This prospectus doesn't tell you about every policy or risk of investing in the funds.

If you want more information on the fund's allowable securities and investment practices and the characteristics and risks of each one, request a copy of the Statement of Additional Information (see back cover).

Keep in mind that there is no assurance that any mutual fund will achieve its goal.

Who Manages and Oversees the Fund

The investment advisor

The fund's investment advisor is Zurich Scudder Investments, Inc., 345 Park Avenue, New York, NY. The advisor has more than 80 years of experience managing mutual funds, and currently has more than $370 billion in assets under management.

The advisor's asset management teams include investment professionals, economists, research analysts, traders and other investment specialists, located in offices across the United States and around the world.

The advisor receives a management fee from the fund. The fund paid a management fee of 1.25% for the 12 months through the most recent fiscal year end, as a percentage of the fund's average daily net assets.

The fund has entered into a new investment management agreement with the advisor. The table below describes the new fee rates for the fund and the effective date of the agreement.

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Investment Management Fee effective upon the closing of the Acquisition
--------------------------------------------------------------------------------

Average Daily Net Assets                                 Fee Rate
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
first $400 million                                        0.125%
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over $400 million                                         0.115%
--------------------------------------------------------------------------------

The portfolio managers

The following people handle the day-to-day management of the fund.


Paul H. Rogers                      Tara C. Kenney
Lead Portfolio Manager              -    Began investment career in
-    Began investment career in          1994
     1985
                                    -    Joined the advisor in 1995
-    Joined the advisor in 1994
                                    -    Joined the fund team in 1996
-    Joined the fund team in
     1996

Financial Highlights

Because Class M shares are newly offered, no financial data is available.

How to Invest in the Fund

Class M shares are not available for additional purchase, except through dividend reinvestment. Instructions for selling Class M shares, which have been created especially for former shareholders of The Argentina Fund, Inc., are found on the next page. The shareholders received Class M shares in connection with the reorganization of The Argentina Fund, Inc. into Scudder Latin America Fund. Class M shares are not available to new investors.

How to Buy, Sell and Exchange Class M Shares

Buying Shares Class M shares are not available for additional purchase, except through dividend reinvestment. Shareholders who wish to purchase additional shares of the fund must purchase Class A, Class B or Class C shares, which are offered in a separate prospectus. Shareholders who purchase Class A, Class B or Class C shares may be subject to an initial shares charge or contingent deferred sales charge depending upon the class of shares purchased.

Exchanging or Selling Shares Use these instructions to exchange or sell shares in your account.

TO BE CONFIRMED

--------------------------------------------------------------------------------
Exchanging into another fund's Class A
shares                                    Selling shares
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
$1,000 or more to open a new account      Some transactions, including most for
($500 or more for IRAs)                   over $100,000, can only be ordered in
                                          writing; if you're in doubt, see page
$50 or more for exchanges between         16
existing accounts
                                          2% redemption fee applies within one
Maximum exchange within 90-day period     year of receipt of Class M shares
is $500,000

2% redemption fee applies within one
year of receipt of Class M shares
--------------------------------------------------------------------------------
By phone or wire

- Call 1-800-621-1048 for instructions    - Call 1-800-621-1048 for instructions
--------------------------------------------------------------------------------
By mail, express or fax (see
previous page)

Your instructions should include:         Your instructions should include:

- the fund, class, and account number     - the fund, class and account number
  you're exchanging out of                  from which you want to sell shares

- the dollar amount or number of shares   - the dollar amount or number of
  you want to exchange                      shares you want to sell

- the name and class of the fund you      - your name(s), signature(s) and
  want to exchange into                     address, as they appear on your
                                            account
- your name(s), signature(s), and
  address, as they appear on your         - a daytime telephone number
  account

- a daytime telephone number
--------------------------------------------------------------------------------
With an automatic exchange plan

- To set up regular exchanges from a      --
  fund account, call 1-800-621-1048
--------------------------------------------------------------------------------
With an automatic withdrawal plan

--                                        - To set up regular cash payments from
                                            a fund account, call 1-800-621-1048
--------------------------------------------------------------------------------
On the Internet

- Go to www.scudder.com and register      --

- Follow the instructions for making
  on-line exchanges
--------------------------------------------------------------------------------

Special Features

Sales Charges. Class M shares of the fund received in connection with the fund's acquisition of The Argentina Fund, Inc. (the "Acquisition") are not subject to an initial sales charge or 12b-1 distribution fee. However, those shares are subject to a 2% redemption fee (including redemptions paid in-kind and exchanges) for the first year following the Acquisition. The purpose of this redemption fee is to offset certain expenses which may be incurred by the fund to meet redemptions. Class M shares were created for the sole purpose of the Acquisition and holders of Class M shares will not be able to acquire additional Class M shares, except through reinvestment of dividends and distributions. However, former Argentina Fund shareholders will be able to purchase Class A, B or C shares of the fund, subject to an initial sales charge or contingent deferred sales charge depending upon the class of shares purchased. To invest in Class A, B or C shares of the fund, call 1-800-621-1048.

Exchange Privileges. You may exchange at net asset value all or a portion of your Class M shares for Class A shares of eligible funds in the Zurich Scudder family of mutual funds, subject to any applicable redemption fee. In general, shares of a Zurich Scudder mutual fund with a value in excess of $1,000,000 (except Scudder Cash Reserves Fund) acquired by exchange through another Zurich Scudder mutual fund, or from a money market fund, may not be exchanged thereafter until they have been owned for 15 days (the "15-Day Hold Policy"). In addition, shares of a Zurich Scudder mutual fund with a value of $1,000,000 or less (except Scudder Cash Reserves Fund) acquired by exchange from another Zurich Scudder mutual fund or from a money market fund, may not be exchanged thereafter until they have been owned for 15 days, if, in Zurich Scudder's judgment, the exchange activity may have an adverse effect on the fund. In particular, a pattern of exchanges that coincides with a "market timing" strategy may be disruptive to the fund and therefore may be subject to the 15-Day Hold Policy. You may exchange your Class M shares for Class A shares of a Zurich Scudder mutual fund. During the one-year period following the Acquisition, however, you may only exchange such Class M shares in an amount less than $500,000 during any ninety-day period (a 2% redemption fee will apply to any such exchange). Exchanges of Class M shares of the fund for Class A shares of another Zurich Scudder fund will not be subject to an initial sales charge.

Policies You Should Know About

Along with the instructions on the previous pages, the policies below may affect you as a shareholder. Some of this information, such as the section on dividends and taxes, applies to all investors, including those investing through investment providers.

If you are investing through an investment provider, check the materials you got from them. As a general rule, you should follow the information in those materials wherever it contradicts the information given here. Please note that an investment provider may charge its own fees.

In either case, keep in mind that the information in this prospectus applies only to the fund's Class M shares. The fund does have other share classes, which are described in separate prospectuses and which have different fees, requirements, and services.

In order to reduce the amount of mail you receive and to help reduce fund expenses, we generally send a single copy of any shareholder report and prospectus to each household. If you do not want the mailing of these documents to be combined with those for other members of your household, please call 1-800-621-1048.

Policies about transactions

The fund is open for business each day the New York Stock Exchange is open. The fund calculates its share price every business day, as of the close of regular trading on the Exchange (typically 4 p.m. Eastern time, but sometimes earlier, as in the case of scheduled half-day trading or unscheduled suspensions of trading).

You can place an order to sell shares at any time. Once your order is received by Scudder Investments Service Company, and they have determined that it is a "good order," it will be processed at the next share price calculated.

Because orders placed through investment providers must be forwarded to Scudder Investments Service Company before they can be processed, you'll need to allow extra time. A representative of your investment provider should be able to tell you when your order will be processed.


THE FOLLOWING SIDEBAR TEXT APPEARS NEXT TO THE PRECEDING PARAGRAPHS.

Questions? You can speak to a Scudder representative between 8 a.m. and 8 p.m. Eastern time on any fund business day by calling 1-800-621-1048.

ScudderACCESS, the Scudder Automated Information Line, is available 24 hours a day by calling 1-800-972-3060. You can use ScudderACCESS to get information on Scudder funds generally and on accounts held directly at Scudder. You can also use it to make exchanges and sell shares.

QuickSell lets you set up a link between a Scudder account and a bank account. Once this link is in place, you can sell shares with a phone call. There is a $50 minimum to use QuickSell. You'll need to make sure your bank has Automated Clearing House (ACH) services. To set up QuickSell on a new account, see the account application; to add it to an existing account, call 1-800-621-1048.

Since many transactions may be initiated by telephone or electronically, it's important to understand that as long as we take reasonable steps to ensure that an order to purchase or redeem shares is genuine, such as recording calls or requesting personalized security codes or other information, we are not responsible for any losses that may occur. For transactions conducted over the Internet, we recommend the use of a secure Internet browser. In addition, you should verify the accuracy of your confirmation statements immediately after you receive them.

When you ask us to send a wire, while we don't charge a fee to send wires, your bank may charge its own fees for handling wires. The fund can only redeem wires of $1,000 or more.

Exchanges are a shareholder privilege, not a right: we may reject any exchange order, particularly when there appears to be a pattern of "market timing" or other frequent purchases and sales. We may also reject purchase orders, for these or other reasons.

When you want to sell more than $100,000 worth of shares, you'll usually need to place your order in writing and include a signature guarantee. The only exception is if you want money wired to a bank account that is already on file with us; in that case, you don't need a signature guarantee. Also, you don't need a signature guarantee for an exchange, although we may require one in certain other circumstances.


THE FOLLOWING SIDEBAR TEXT APPEARS NEXT TO THE PRECEDING PARAGRAPHS.

The Scudder Web site can be a valuable resource for shareholders with Internet access. To get up-to-date information, review balances or even place orders for exchanges, go to www.Scudder.com.

A signature guarantee is simply a certification of your signature -- a valuable safeguard against fraud. You can get a signature guarantee from most brokers, banks, savings institutions and credit unions. Note that you can't get a signature guarantee from a notary public.

Money from shares you sell is normally sent out within one business day of when your order is processed (not when it is received), although it could be delayed for up to seven days. There are also two circumstances when it could be longer: when you are selling shares you bought recently by check and that check hasn't cleared yet (maximum delay: 15 days) or when unusual circumstances prompt the SEC to allow further delays.

How the fund calculates share prices

The price at which you buy shares is the net asset value per share, or NAV. To calculate NAV, the fund uses the following equation:

              TOTAL ASSETS - TOTAL LIABILITIES
             ----------------------------------      = NAV
             TOTAL NUMBER OF SHARES OUTSTANDING

The price at which you sell shares of the fund is also the fund's NAV, although the fund charges a 2.00% redemption/exchange fee on shares owned less than one year.

We typically use market prices to value securities. However, when a market price isn't available, or when we have reason to believe it doesn't represent market realities, we may use fair value methods approved by the fund's Board. In such a case, the fund's value for a security is likely to be different from quoted market prices.

Because the fund invests in securities that are traded primarily in foreign markets, the value of its holdings could change at a time when you aren't able to sell fund shares. This is because some foreign markets are open on days when the fund doesn't price its shares.

Other rights we reserve

- withhold 31% of your distributions as federal income tax if we have been notified by the IRS that you are subject to backup withholding, or if you fail to provide us with a correct taxpayer ID number or certification that you are exempt from backup withholding

- charge you $9 each calendar quarter if your account balance is below $1,000 for the entire quarter; this policy doesn't apply to most retirement accounts, if you have an automatic investment plan or in any case where a fall in share price created the low balance

- reject a new account application if you don't provide a correct Social Security or other tax ID number; if the account has already been opened, we may give you 30 days' notice to provide the correct number

- pay you for shares you sell by "redeeming in kind," that is, by giving you marketable securities (which typically will involve brokerage costs for you to liquidate) rather than cash; the fund generally won't make a redemption in kind unless your requests over a 90-day period total more than $250,000 or 1% of the value of the fund's net assets, whichever is less; during the one-year period following the Acquisition, shareholders redeeming Class M shares with a value in excess of $500,000 will be given the option of receiving their redemption proceeds in cash or in-kind

- change, add or withdraw various services, fees and account policies (for example, we may change or terminate the exchange privilege at any time)


THE FOLLOWING SIDEBAR TEXT APPEARS NEXT TO THE PRECEDING PARAGRAPHS.

If you ever have difficulty placing an order by phone or fax, you can always send us your order in writing.

Understanding Distributions and Taxes

By law, a mutual fund is required to pass through to its shareholders virtually all of its net earnings. The fund can earn money in two ways: by receiving interest, dividends or other income from securities it holds, and by selling securities for more than it paid for them. (A fund's earnings are separate from any gains or losses stemming from your own purchase of shares.) The fund may not always pay a distribution for a given period.

The fund intends to pay dividends and distributions to its shareholders in November or December, and if necessary may do so at other times as well.

You can choose how to receive your dividends and distributions. You can have them all automatically reinvested in fund shares (at NAV), all deposited directly to your bank account, all sent to you by check or have them invested in a different fund. Tell us your preference on your application. If you don't indicate a preference, your dividends and distributions will all be reinvested. For retirement plans, reinvestment is the only option.

Buying and selling fund shares will usually have tax consequences for you (except in an IRA or other tax-advantaged account). Your sales of shares may result in a capital gain or loss for you; whether long-term or short-term depends on how long you owned the shares. For tax purposes, an exchange is the same as a sale.


THE FOLLOWING SIDEBAR TEXT APPEARS NEXT TO THE PRECEDING PARAGRAPHS.

Because each shareholder's tax situation is unique, ask your tax professional about the tax consequences of your investments, including any state and local tax consequences.

The tax status of the fund earnings you receive, and your own fund transactions, generally depends on their type:

Generally taxed at ordinary income rates
---------------------------------------------------------------------
- short-term capital gains from selling fund shares
---------------------------------------------------------------------
- taxable income dividends you receive from the fund
---------------------------------------------------------------------
- short-term capital gains distributions you receive from the fund
---------------------------------------------------------------------

Generally taxed at capital gains rates
---------------------------------------------------------------------
- long-term capital gains from selling fund shares
---------------------------------------------------------------------
- long-term capital gains distributions you receive from the fund
---------------------------------------------------------------------

You may be able to claim a tax credit or deduction for your share of any foreign taxes the fund pays.

Your fund will send you detailed tax information every January. These statements tell you the amount and the tax category of any dividends or distributions you received. They also have certain details on your purchases and sales of shares. The tax status of dividends and distributions is the same whether you reinvest them or not. Dividends or distributions declared in the last quarter of a given year are taxed in that year, even though you may not receive the money until the following January.

If you invest right before the fund pays a dividend, you'll be getting some of your investment back as a taxable dividend. You can avoid this, if you want, by investing after the fund declares a dividend. In tax-advantaged retirement accounts you don't need to worry about this.

Notes
--------------------------------------------------------------------------------

Notes
--------------------------------------------------------------------------------

Notes
--------------------------------------------------------------------------------

To Get More Information

Shareholder reports -- These include commentary from the fund's management team about recent market conditions and the effects of the fund's strategies on its performance. For the fund, they also have detailed performance figures, a list of everything the fund owns, and the fund's financial statements. Shareholders get these reports automatically. To reduce costs, we mail one copy per household. For more copies, call 1-800-SCUDDER.

Statement of Additional Information (SAI) -- This tells you more about the fund's features and policies, including additional risk information. The SAI is incorporated by reference into this document (meaning that it's legally part of this prospectus).

If you'd like to ask for copies of these documents, please contact Scudder Investments or the SEC (see below). If you like, you can look over these materials and other information about the fund at the SEC's Public Reference
Section in Washington, DC, request them electronically at publicinfo@sec.gov or review them on the EDGAR database on the SEC's Internet site at www.sec.gov. Materials you get from Scudder Investments and from the EDGAR database are free; those from the SEC involve a copying fee. If you're a shareholder and have questions, please contact Scudder Investments.

--------------------------------------------------------------------------------


Scudder Investments                 SEC
--------------------------------------------------------------------------------
PO Box 219669                       Public Reference Section
Kansas City, MO                     Washington, D.C.
64121-9669                          20549-0102
www.Scudder.com                     www.sec.gov
1-800-621-1048                      1-800-942-8090


SEC File Number
--------------------------------------------------------------------------------
Scudder Latin America Fund          811-642





Distributor
Scudder Distributors, Inc.
Two International Place Boston, MA 02110-4103

SCUDDER
INVESTMENTS

A member of [LOGO] Zurich Scudder Investments